UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 17, 2018

ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Oklahoma
(State or other Jurisdiction of Incorporation)

1-10799	73-1351610
(Commission file Number)	(IRS Employer Identification No.)

1221 E. Houston, Broken Arrow Oklahoma	74012
(Address of Principal Executive Offices)	(Zip Code)

(918) 251-9121
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General InstructionA.2. below):

□	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement with Valley National Bank

On December 17, 2018, the Company entered into a Business Loan Agreement with Valley National Bank ("Valley").  In connection with the Business Loan Agreement, the Company executed a Promissory Note and a Commercial Security Agreement, which together with the Business Loan Agreement are referred to herein as the “Agreement”.  The Agreement is for a period of one (1) year, beginning on December 17, 2018 and ending on December 17, 2019.

Under the terms of the Agreement, Valley will extend a revolving line of credit of up to the lesser of: (1) $2,500,000.00 or (2) the sum of 80% of the Company’s eligible accounts receivable and 25% of the Company’s eligible inventory. The proceeds of loans made under the Agreement will be used for working capital needs.

Borrowings under the Agreement are secured by a first security interest in the accounts receivable and inventory of the Company and its subsidiaries.

Borrowings under the Agreement are subject to a variable interest rate and will bear interest at a rate per annum equal to the Wall Street Journal Prime rate plus .75 basis points adjusting daily, converting to the Wall Street Journal Prime rate plus .375 basis points floating once all Treasury has been transferred to Valley. The Company is required to make quarterly payments of all accrued unpaid interest, beginning March 17, 2019. All outstanding amounts are due on December 17, 2019.

The Agreement contains, among other customary covenants, a financial covenant requiring that the Company maintain a fixed charge ratio (net cash flow to total fixed charges) of not less than 1.25 to 1. Under the Agreement, the Company is required to pay a non-use fee equal to 25 basis points if the line of credit is not utilized. The Company may repay outstanding loans at any time without premium or penalty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDVANTAGE TECHNOLOGIES GROUP, INC.

Date: December 19, 2018

By: /s/ Scott Francis
Scott Francis
Vice-President & Chief Financial Officer